1


                               PURCHASE AGREEMENT

       THIS AGREEMENT made as of the 21st day of September, 2005.

BETWEEN:

               DAWN PETROLEUM LLC, a body corporate with an office in McKinney, Texas, (hereinafter referred to as "Assignor")

                                      - and -

               DYNAMIC RESOURCES CORP., a body corporate with an
               office   in  Las  Vegas,  Nevada,  (hereinafter  referred  to  as
               "Assignee")

       WHEREAS:

    A. Assignor  is  the holder  of  the  freehold  sublease  described  as  the assignment of Oil, Gas, and Mineral Lease (the "Assignment") attached as Schedule "A: hereto (such freehold sublease, including all amendments thereto, if any, hereinafter referred to as the "FREEHOLD LEASE")'

    B. Assignor has agreed to execute such Assignment of the Freehold Lease to Assignee pursuant to the terms and conditions set forth therein and in accordance with the terms hereof;

       NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:

    1. Assignor shall execute the Assignment, effective as of the 22nd day of September, 2005 in consideration of the payment by the Assignee of US$92,216 cash and by the issuance of 900,000 common shares of the Assignee.

    2. The 900,000 shares shall be issued and delivered to Margaret Kulerski, of 10279 Oil Trail Road, Scottsdale, Arizona, 85262.

    3. The assignor is the legal and beneficial owner of the Freehold Lease, its interest is unencumbered and it has the unfettered right to enter into this agreement and the Assignment.

    4. The covenants, representations, warranties and indemnities contained in the Assignment are incorporation herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the
       Assignment by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.

    5. This Agreement shall, in all respects, be subject to and interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and shall, in every regard, be treated as a contract

2


       made in the Province of Alberta. The Parties hereto irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta in respect to all matters arising out of this Agreement.

    6. This Agreement shall be binding upon and shall endure  to  the benefit of
       each  of  the  Parties   hereto  and   their  respective  administrators,
       trustees, receivers, successors and assigns.

       IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.


  DAWN PETROLEUM LLC

  PER: /s/John Phillips
*-------------------------
         John Phillips

         (as Assignor)


  DYNAMIC RESOURCES CORP.

  PER: /s/Robert Fedun
*-------------------------
         Robert Fedun
         (as Assignee)